Exhibit 10.3

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT OF
JOHN W. HEDGES

This First Amendment to the Employment Agreement is made and entered into on March 6, 2006, by and between First Mid-Illinois Bancshares, Inc. (the “Company”), a corporation with its principal place of business located in Mattoon, Illinois, and John W. Hedges (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of October 1, 2005 (the “Employment Agreement”) and now desire to amend the Employment Agreement to comply with Internal Revenue Code Section 409A and the guidance and regulations thereunder, to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Employment Agreement as follows, effective as of January 1, 2005:

1. By amending the second sentence of Section 4.02(a) to read as follows:
“(a) Such amount shall be paid in a lump sum payment as soon as practicable following the date of such termination.”

2.            2. By adding a final sentence to Section 4.02 to read as follows:
“If at the time of such termination of employment Executive is a “Key Employee” as defined in Section 416(i) of the Internal Revenue Code (without reference to paragraph 5 thereof), and the amounts payable to Executive pursuant to Section 4.02(a) and (b) are subject to Section 409A of the Internal Revenue Code, payment of such amounts shall not commence until six months following Executive’s termination of employment, with the first payment to include the payments that otherwise would have been made during such six-month period.”

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement on the 6th day of March, 2006.

FIRST MID-ILLINOIS BANCSHARES, INC.

By: /s/ William S. Rowland
Its: Chairman and Chief Executive Officer

JOHN W. HEDGES

/s/ John W. Hedges